Exhibit 10.11

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is made effective as of June 26, 2012 (“Effective Date”), by and between DermTech International (“Company”) and John Dobak (“Executive”) with respect to the following facts:

The parties agree as follows:

1.     Employment. Company hereby employs Executive, and Executive hereby accepts such employment, upon the terms and conditions set forth herein. The first date of employment of Executive as a full-time employee of the Company commenced on June 26, 2012 (the “Start Date”).’

2.    Duties.

2.1    Position. Executive is employed by the Company as its President and Chief Executive Officer and shall have the duties and responsibilities assigned by the Company’s Board of Directors (the “Board”) as may be reasonably assigned from time to time. Executive will also serve as a member of the Board for so long as he serves as the Company President and Chief Executive Officer. All the employees of the Company shall directly or indirectly report to Executive. Executive shall perform faithfully and diligently all duties assigned to Executive. Subject to Section 7.3, Company reserves the right to modify Executive’s duties at any time in its sole and absolute discretion provided that the duties assigned are consistent with the position of the CEO and that Executive continues to report to the Board.

2.2    Best Efforts/Full-time. Executive will expend Executive’s best efforts on behalf of Company, and will abide by all policies and decisions made by Company, as well as all applicable federal, state and local laws, regulations or ordinances. Executive will act in the best interest of Company at all times. Executive shall devote Executive’s full business time and efforts to the performance of Executive’s assigned duties for Company, unless Executive notifies the Board in advance of Executive’s intent to engage in other paid work and receives the Board’s express written consent to do so. Notwithstanding Executive’s full-time business obligation to the Company, Executive will be permitted to participate on the Board of Directors of (a) up to three (3) non-competitive for-profit entities (one of which shall initially be Medalogic, where Executive is authorized to serve as Chairman of the Board), and (b) any non-profit entities.

2.3    Work Location. Executive’s principal place of work shall be located in San Diego California, or such other location as Company may direct from time to time.

2.4    Covenant not to Compete. Except with the prior written consent of the Board, the Executive will not, during the Term of this Agreement, engage in competition with the Company and/or any of its Affiliates, either directly or indirectly, in any manner or capacity, as adviser, principal, agent, affiliate, promoter, partner, officer, director, employee, stockholder, owner, co-owner, consultant, or member of any association or otherwise, in any phase of the business of developing, manufacturing and marketing of products or services which are in the same field of use or which otherwise compete with the products or services or proposed products or services of the Company and/or any of its Affiliates, provided that it shall not be a violation of this paragraph for the Executive to serve on any non-competing corporate, civic or charitable boards or committees, as approved by the Board. For purposes of this Agreement, “Affiliate” means, with respect to any specific entity, any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified entity.

3.    At-Will Employment. Executive’s employment with Company is at-will and not for any specified period and may be terminated at any time, with or without Cause (as defined below) or advance notice, by either Executive or Company subject to the provisions regarding termination set forth below in section 7. No representative of Company, other than the Board of Directors, has the authority to alter the at-will employment relationship. Any change to the at-will employment relationship must be by specific, written agreement, authorized by the Board of Directors. Nothing in this Agreement is intended to or should be construed to contradict, modify or alter this at-will relationship.

4.    Compensation.

4.1    Base Salary. As compensation for Executive’s performance of Executive’s duties hereunder, Company shall pay to Executive an initial Base Salary of Two Hundred Fifty Thousand per year ($250,000), payable in accordance with the normal payroll practices of Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions. Executive’s Base Salary shall automatically be increased to Three Hundred Twenty-Five Thousand per year ($325,000) immediately following the initial closing of the sale of the Company’s Series B Preferred Stock or such other security sold in the Company’s next preferred stock financing (the “Next Financing”). In the event Executive’s employment under this Agreement is terminated by either party, for any reason, Executive will earn the Base Salary prorated to the date of termination.

4.2    Incentive Compensation. In addition to the Base Salary, the Executive shall be eligible to earn an annual performance bonus of up to 30% of Base Salary (which Base Salary shall be deemed to be not less than $325,000 per year for purposes of this Section 4.2), less applicable employment taxes and payroll deductions. This bonus is contingent upon the Executive’s achievement of performance goals for the applicable annual bonus period. Executive’s performance goals shall be established by the Board (or if authority is delegated by the Board, the Compensation Committee of the Board) following consultation with Executive and communicated to executive by no later than March 30th of each calendar year (other than during calendar year 2012 for which the sole performance goal shall be to complete the Next Financing by no later than March 15, 2013). The achievement of any performance goals shall be determined by the Board (or if authority is delegated by the Board, the Compensation Committee of the Board). In order to be eligible to receive the bonus, Executive must be employed on the date the bonus is paid out, provided that such requirement may be waived at the discretion of the Board. Any bonus will be paid pursuant to the Company’s bonus policies and by no later than March 15th of the calendar year following the calendar year in which the bonus is achieved.

4.3    Other Compensation. Executive shall be paid a one-time bonus, in addition to the bonus contemplated in Section 4.2, upon the initial closing of the Next Financing equal to $8,333.33 for each month (pro-rated for any partial month) between the Start Date and the initial closing of the Next Financing Executive shall have the option of being paid the bonus contemplated by this Section 4.3 in either (i) cash or (ii) shares of the security issued in the Next Financing, at a price per share determined as if Executive held and converted a note issued pursuant to that certain Convertible Note Purchase Agreement dated August 31, 2012 between the Company and certain investors in the principal amount of the bonus payable to Executive pursuant to this Section 4.3, dated as of the date of the issuance of the shares.

4.4    Equity Award. Subject to approval of the Board and the terms of the Company’s                      Stock Plan (the “Plan”), Executive will be granted a stock option under the Plan (the “Option”) to purchase up to 5% of the Company’s outstanding shares of Common Stock, calculated on a Fully-Diluted Bases (as defined herein). For the purposes of this Agreement, “Fully-Diluted Basis” shall include (i) the total number of shares of Common Stock outstanding plus (ii) the total number of shares of Common Stock that would be issued upon conversion of any securities, rights, commitments, or other items that are convertible into Common Stock, including all preferred stock, stock options, warrants and other stock purchase rights then outstanding or reserved for issuance. To the maximum extent possible, the Option shall be an Incentive Stock Option as such term is defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). The Option will be governed by and granted pursuant to a separate Stock Option Agreement and the Plan. The exercise price per share of the Option will be equal to the fair market value of the Common Stock established on the date of grant, subject to approval by the Board of Directors. One-half of the Option will be subject to vesting over four (4) years so long as Executive provides continuous service to the Company in accordance with the Plan, according to the following schedule: 25% of the total number of shares underlying the Option shall vest and become exercisable on the 1 year anniversary from the date of grant and the remaining unvested shares shall become exercisable in thirty-six (36) monthly installments thereafter. The remaining one-half of the Option hall vest in three equal part upon the achievement of the following milestones: (i) the Company’s receipt of CLIA lab certification, (ii) the Company raises at least $5,000,000 in additional capital in one or more equity financings, and (iii) the completion of a clinical utility study suitable for publication. In the event that Executive is terminated without Cause (as defined below) or Executive resigns for Good Reason (as defined below) within three month (3) months prior to or eighteen (18) months after a Change of Control (as defined in the Plan), the Option shall include 100% acceleration of all unvested shares upon as further set forth in the Plan and related Stock Option Agreement.

4.5    Additional Equity Award. Following the completion of the final closing of the next preferred stock financing (the “Next Financing”) of the Company, Executive will be granted an additional stock option under the Plan (the “Additional Option”) to purchase that number of shares of Common Stock (if any) necessary so that, as of immediately following the closing, the aggregate numbers of shares of Common Stock subject to options granted to Executive (including for purposes of such calculation any shares acquired upon exercise of options to purchase the Company’s Common Stock) represents 5% of the Company’s outstanding shares of Common Stock, calculated on a Fully-Diluted Basis. The Additional Option will be governed by and granted pursuant to a separate Stock Option Agreement and the Plan. The exercise price per share of the Additional Option will be equal to the fair market value of the Common Stock established on the date of grant, subject to approval by the Board of Directors. The Additional Option will vest on the same schedule and subject to the same milestone as the Option granted pursuant to Section 4.4 above and will be granted even if

Executive’s title has changed following the Next Financing or Executive has been terminated pursuant to Section 7.2 or 7.3 within three (3) months prior to the final closing of the Next Financing.

4.6    Performance and Salary Review. The Company will periodically review Executive’s performance and salary on no less than an annual basis. Adjustments to salary or other compensation, if any, will be made by the Board in its sole and absolute discretion. The Board will also, in its sole and absolute discretion, upon Executive’s request, provide Executive with a loan to purchase any equity award granted pursuant to Section 4.4 or 4.5. Any such loan would be forgiven at such time as the respective option fully vests.

5.    Customary Fringe Benefits. Executive will be eligible for all customary and usual fringe benefits generally available to senior executives of Company subject to the terms and conditions of Company’s benefit plan documents. Company reserves the right to change or eliminate the fringe benefits on a prospective basis, at any time, effective upon notice to Executive. Executive shall also be entitled: (i) in lieu of receiving the Company’s healthcare benefits, to be reimbursed for up to $1,800 per month for healthcare insurance for the benefit of Executive and his family members and (ii) to be reimburse for up to $15,000 per year of dues and expenses relating to Executives membership in the Young President’s Organization.

6.    Business Expenses. Executive will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Executive’s duties on behalf of Company. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation and will be reimbursed in accordance with Company’s policies. Any reimbursement Executive is entitled to receive shall (a) be paid no later than the last day of Executive’s tax year following the tax year in which the expense was incurred, (b) not be affected by any other expenses that are eligible for reimbursement in any tax year and (c) not be subject to liquidation or exchange for another benefit.

7.    Termination of Executive’s Employment.

7.1    Termination for Cause by Company. Although Company anticipates a mutually rewarding employment relationship with Executive, Company may terminate Executive’s employment immediately at any time for Cause. For purposes of this Agreement, “Cause” is defined as: (a) acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of Executive with respect to Executive’s obligations or otherwise relating to the business of Company; (b) any acts or conduct by Executive that are materially adverse to Company’s interests; (c) Executive’s material breach of this Agreement; (d) Executive’s breach of Company’s Proprietary Information and Inventions Agreement; (e) Executive’s conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude or that otherwise negatively impacts Executive’s ability to effectively perform Executive’s duties hereunder; (f) Executive’s material neglect of duties as determined in the sole and exclusive discretion of the Board in good faith; (g) Executive’s inability to perform the essential functions of Executive’s position, with or without reasonable accommodation, due to a mental or physical disability; or (h) Executive’s death. In the event of termination based on (b), (c) or (f), Executive will have thirty (30) days from receipt of written notice from Company to cure the issue, if curable, with such written notice to be provided to Executive. In the event

Executive’s employment is terminated in accordance with this subsection 7.1, Executive shall be entitled to receive only Executive’s Base Salary then in effect, prorated to the date of termination and all benefits accrued through the date of termination (“Accrued Benefits”). All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished. In the event of Executive’s termination of employment by the Company for Cause, Executive will not be entitled to receive the Severance Package described in subsection 7.2 below.

7.2    Termination Without Cause by Company/Severance. Company may terminate Executive’s employment under this Agreement without Cause at any time on thirty (30) days’ advance written notice to Executive. In the event of such termination, Executive will receive Executive’s Base Salary then in effect, prorated to the date of termination, and Accrued Benefits. In addition, Executive will receive a “Severance Package” that shall include (a) a “Severance Payment” equivalent to six (6) months of Executive’s Base Salary then in effect on the date of termination (the “Severance Period”), payable in a lump sum; (b) payment by Company of the premiums required to continue Executive’s group health care coverage for a period of six (6) months following Executive’s termination, under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), provided that Executive elects to continue and remains eligible for these benefits under COBRA, and does not become eligible for health coverage through another employer during this period; and (c) except in the case where Executive is terminated without Cause or Executive resigns for Good Reason (as defined below) within eighteen (18) months after a Change of Control (as defined in the Plan), (i) six (6) months of additional vesting of any of Executive’s outstanding equity awards under the Plan, including any unvested shares subject to repurchase by the Company following exercise by Executive, and (ii) Executive will have a period of one (1) year after the date of such termination or resignation to exercise any vested portion of any stock option under the Plan, but in no event shall such period be longer than the maximum term of any such stock option. Executive will only receive the Severance Package if Executive: (x) complies with all surviving provisions of this Agreement as specified in subsection 12.8 below; (y) executes a full, unilateral, general release of all claims, known or unknown, that Executive may have against Company arising out of or any way related to Executive’s employment or termination of employment with Company (in a form substantially similar to that attached as Exhibit A), and such release has become effective in accordance with its terms prior to any benefit provided to the Executive pursuant to the Severance Package and (z) agrees as part of the release agreement to not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of Company ((x)-(z) are collectively referred to as “Severance Conditions”). All other Company obligations to Executive will be automatically terminated and completely extinguished.

7.3    Voluntary Resignation by Executive for Good Reason/Severance. Executive may voluntarily resign Executive’s position with Company for Good Reason, at any time on thirty (30) days’ advance written notice. Executive shall provide notice to the Company of the condition giving rise to “Good Reason” within 30 days of the initial existence of such condition and the Company shall have 30 days following such notice to remedy such condition. The Executive’s right to terminate the Executive’s employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder. In the event of Executive’s resignation for Good Reason, Executive will be entitled to receive Executive’s Base Salary then in effect, prorated to the date of termination, Accrued Benefits, and the Severance Package described in subsection 7.2 above, provided Executive complies with all of the Severance Conditions in subsection 7.2 above. All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following events or conditions, without the Executive’s express written consent (which consent may be denied, withheld or delayed for any reason): (a) a material reduction in Executive’s title, duties, authority or responsibilities; (b) a material non-voluntary reduction by the Company in the Executive’s annual Base Salary as in effect as of the date hereof (other than a reduction of not more than twenty-five percent (25%) that generally applies to all officers in the Company) ); (c) a material change in Executive’s business location outside of San Diego County; (d) the material breach by the Company of this Agreement; or (e) the failure of any successor-in-interest to assume all of the obligations of the Company under this Agreement.

7.4    Voluntary Resignation by Executive Without Good Reason. Executive may voluntarily resign Executive’s position with Company without Good Reason, at any time on thirty (30) days’ advance written notice. In the event of Executive’s resignation without Good Reason, Executive will be entitled to receive only Executive’s Base Salary and benefits for the thirty-day notice period and no other amount. All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished. In addition, Executive will not be entitled to receive the Severance Package described in subsection 7.3 above.

7.5    Pay in Lieu of Notice Period. Should Company terminate Executive’s employment without Cause or Executive resign Executive’s employment with or without Good Reason upon thirty (30) days’ advance written notice, Company reserves the right to immediately relieve Executive of all job duties, positions and responsibilities and provide Executive with payment of Executive’s then current Base Salary in lieu of any portion of the notice period.

7.6    Resignation of Board or Other Positions. Should Executive’s employment terminate for any reason, Executive agrees to immediately resign all other positions (including board membership) Executive may hold on behalf of Company.

7.7    Application of Section 409A.

(a)    Notwithstanding anything set forth in this Agreement to the contrary, no amount payable pursuant to this Agreement which constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code (the “Section 409A Regulations”) shall be paid unless and until Executive has incurred a “separation from service” within the meaning of the Section 409A Regulations. Furthermore, to the extent that Executive is a “specified employee” within the meaning of the Section 409A Regulations as of the date of Executive’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of Executive’s separation from service shall be paid to Executive before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of Executive’s separation from service or, if earlier, the date of Executive’s death following such separation from service. All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

(b)    Company intends that income provided to Executive pursuant to this Agreement will not be subject to taxation under Section 409A of the Code. The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code. However, Company does not guarantee any particular tax effect for income provided to Executive pursuant to this Agreement. In any event, except for Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Executive, Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to Executive pursuant to this Agreement.

(c)    Notwithstanding anything herein to the contrary, the reimbursement of expenses or in-kind benefits provided pursuant to this Agreement shall be subject to the following conditions: (1) the expenses eligible for reimbursement or in-kind benefits in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year; (2) the reimbursement of eligible expenses or in-kind benefits shall be made promptly, subject to Company’s applicable policies, but in no event later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(d)    For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

8.    No Conflict of Interest. During the term of Executive’s employment with Company, Executive must not engage in any work, paid or unpaid, or other activities that create a conflict of interest which materially and substantially disrupt the operations of Company. Such work and/or activities shall include, but is not limited to, directly or indirectly competing with Company in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which Company is now engaged or in which Company becomes engaged during the term of Executive’s employment with Company, as may be determined by the Board of Directors in its sole discretion. If the Board of Directors believes such a conflict exists during the term of this Agreement, the Board of Directors may ask Executive to choose to discontinue the other work and/or activities or resign employment with Company.

9.    Confidentiality and Proprietary Rights. As a condition of continuing employment, Executive agrees to read, sign and abide by Company’s Proprietary Information and Inventions Agreement, which is provided with this Agreement and incorporated herein by reference.

10.    Nonsolicitation of Company’s Executives. Executive agrees that during the term of this Agreement and for a period of one (1) year after the termination of this Agreement, Executive will not, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage Company’s business by soliciting, encouraging or recruiting any of Company’s employees or causing others to solicit or encourage any of Company’s employees to discontinue their employment with Company.

11.    Injunctive Relief. Executive acknowledges that Executive’s breach of the covenants contained in sections 8-10 (collectively “Covenants”) would cause irreparable injury to Company and agrees that in the event of any such breach, Company shall be entitled to seek temporary, preliminary and permanent injunctive relief, without the necessity of proving actual damages or posting any bond or other security.

12.    General Provisions.

12.1    Successors and Assigns. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company. Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement.

12.2    Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

12.3    Attorneys’ Fees. Each side will bear its own attorneys’ fees in any dispute unless a statutory section at issue, if any, authorizes the award of attorneys’ fees to the prevailing party.

12.4    Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

12.5    Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

12.6    Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California. Each party consents to the jurisdiction and venue of the state or federal courts in San Diego, California in any action, suit, or proceeding arising out of or relating to this Agreement.

12.7    Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing.

12.8    Survival. Sections 8 (“No Conflict of Interest”), 9 (“Confidentiality and Proprietary Rights”), 10 (“Nonsolicitation”), 11 (“Injunctive Relief’), 12 (“General Provisions”) and 13 (“Entire Agreement”) of this Agreement shall survive Executive’s employment by Company.

13.    Entire Agreement. This Agreement, including any agreements governing equity awards and the Proprietary Information and Inventions Agreement incorporated herein by reference, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This agreement may be amended or modified only with the written consent of Executive and the Board of Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

14.    280G. Notwithstanding anything to the contrary in this Agreement, if Executive is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the severance benefits provided for in this Agreement, together with any other payments and benefits which the Executive has the right to receive from the Company and other person or entity (the “Aggregate Severance”), would be subject to the excise tax imposed by Section 4999 of the Code, including any interest and penalties imposed with respect to such excise tax (the “Excise Tax”), then the severance benefits provided thereunder shall be either (1) reduced (but not below zero) so that the present value of the Aggregate Severance equals the Safe Harbor Amount (as defined below) and so that no portion of the Aggregate Severance shall be subject to the Excise Tax, or (2) paid in full, whichever produces the better net after-tax position to the Executive (taking into account the Excise Tax and any other applicable taxes). The determination as to whether any such reduction in the Aggregate Severance is necessary shall be made initially by Company in good faith. If applicable, the reduction of the amounts payable hereunder in accordance with clause (1) of this Section 14 shall be made in the following order and in such a manner as to maximize the value of the Aggregate Severance paid to the Executive (i) cash severance pay that is exempt from Section 409A, (ii) any payments intended to pay for continued medical benefits under COBRA, (iii) any other cash severance pay, (iv) any other cash payable that is a severance benefit, (v) any restricted stock or restricted stock units, and (vi) stock options. If the Aggregate Severance is reduced in accordance with the preceding sentence and through error or otherwise the Aggregate Severance exceeds the Safe Harbor Amount, the Executive shall immediately repay such excess to the Employer upon notification that an overpayment has been made. For purposes of this Section 14. “Safe Harbor Amount” means an amount equal to one dollar ($1.00) less than three (3) times the Executive’s “base amount” for the “base period.” as those terms are defined under Section 280G of the Code.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

DERMTECH INTERNATIONAL

Dated:	June 26, 2012	By	/s/ Gary E. Jacobs
		Name:	Gary E. Jacobs
		Title:	Chairman

Dated:	June 26, 2012	By:	/s/ John Dobak
John Dobak, M.D.

Exhibit A

GENERAL RELEASE

1.    General Release by Executive. Executive unconditionally, irrevocably and absolutely releases and discharges Company, and any parent and subsidiary corporations, divisions and affiliated corporations, partnerships or other affiliated entities of Company, past and present, as well as Company’s employees, officers, directors, agents, successors and assigns (collectively, “Released Parties”), from all claims related in any way to the transactions or occurrences between them to date, to the fullest extent permitted by law, including, but not limited to, Executive’s employment with Company, the termination of Executive’s employment, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Executive’s employment with Company. This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims arising under local state or federal law, including, but not limited to alleged violations of the California Labor Code, the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, and the Age Discrimination in Employment Act of 1967, as amended, and all claims for attorneys’ fees, costs and expenses. Executive expressly waives Executive’s right to recovery of any type, including damages or reinstatement, in any administrative or court action, whether state or federal, and whether brought by Executive or on Executive’s behalf, related in any way to the matters released herein. However, this general release is not intended to bar any claims that, by statute, may not be waived, such as claims for workers’ compensation benefits, unemployment insurance benefits, statutory indemnity, any challenge to the validity of Executive’s release of claims under the Age Discrimination in Employment Act of 1967, as amended, as set forth in this Separation Agreement; any claims for payment or benefits under the Separation Agreement; any claim or cause of action for indemnification pursuant to any applicable indemnification agreement, any D&O insurance policy applicable to Executive and/or Company’s certificates of incorporation, charter and by-laws or any claim for contribution or any rights Executive may have to vested benefits under any health and welfare plans or other employee benefit plans or programs sponsored by the Company.

Executive acknowledges that Executive may discover facts or law different from, or in addition to, the facts or law that Executive knows or believes to be true with respect to the claims released in this Separation Agreement and agrees, nonetheless, that this Separation Agreement and the release contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them.

Executive declares and represents that Executive intends this Separation Agreement to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release and Executive intends the release herein to be final and complete. Executive executes this release with the full knowledge that this release covers all possible claims against the Released Parties, to the fullest extent permitted by law.

2.    California Civil Code Section 1542 Waiver. Executive expressly acknowledges and agrees that all rights under Section 1542 of the California Civil Code are expressly waived. That section provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

3.    Representation Concerning Filing of Legal Actions. Executive represents that, as of the date of this Separation Agreement, Executive has not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against Company or any of the other Released Parties in any court or with any governmental agency.

4.    Nondisparagement. Executive agrees that Executive will not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of Company or any of the other Released Parties. Company agrees that Company, will direct its officers and directors not to make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputation, practices or conduct of Executive.

5.    Confidentiality and Return of Company Property. Executive understands and agrees that as a condition of receiving the Severance Package, all Company property must be returned to Company on or before the Separation Date. By signing this Separation Agreement, Executive represents and warrants that Executive has returned to Company on or before the Separation Date, all Company property, data and information belonging to Company and agrees that Executive will not use or disclose to others any confidential or proprietary information of Company or the Released Parties. In addition, Executive agrees to keep the terms of this Separation Agreement confidential between Executive and Company, except that Executive may tell Executive’s immediate family and attorney or accountant, if any, as needed, but in no event should Executive discuss this Separation Agreement or its terms with any current or prospective employee of Company.

6.    Continuing Obligations. Executive further agrees to comply with the continuing obligations regarding confidentiality set forth in the surviving provisions of Company’s Proprietary Information and Inventions Agreement previously signed by Executive.

7.    No Admissions. By entering into this Separation Agreement, the Released Parties make no admission that they have engaged, or are now engaging, in any unlawful conduct. The parties understand and acknowledge that this Separation Agreement is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.

8.    Older Workers’ Benefit Protection Act. This Separation Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f). Executive is advised to consult with an attorney before executing this Separation Agreement.

8.1    Acknowledgments/Time to Consider. Executive acknowledges and agrees that (a) Executive has read and understands the terms of this Separation Agreement; (b) Executive has been advised in writing to consult with an attorney before executing this Separation Agreement; (c) Executive has obtained and considered such legal counsel as Executive deems necessary; (d) Executive has been given twenty-one (21) days to consider whether or not to enter into this Separation Agreement (although Executive may elect not to use the full 21-day period at Executive’s option); and (e) by signing this Separation Agreement, Executive acknowledges that Executive does so freely, knowingly, and voluntarily.

8.2    Revocation/Effective Date. This Separation Agreement shall not become effective or enforceable until the eighth day after Executive signs this Separation Agreement. In other words, Executive may revoke Executive’s acceptance of this Separation Agreement within seven (7) days after the date Executive signs it. Executive’s revocation must be in writing and received by the Company on or before the seventh day in order to be effective. If Executive does not revoke acceptance within the seven (7) day period, Executive’s acceptance of this Separation Agreement shall become binding and enforceable on the eighth day (“Effective Date”). The Severance Package will become due and payable after the Effective Date, provided Executive does not revoke.

8.3    Preserved Rights of Executive. This Separation Agreement does not waive or release any rights or claims that Executive may have under the Age Discrimination in Employment Act that arise after the execution of this Separation Agreement. In addition, this Agreement does not prohibit Executive from challenging the validity of this Separation Agreement’s waiver and release of claims under the Age Discrimination in Employment Act of 1967, as amended.

9.    Severability. In the event any provision of this Separation Agreement shall be found unenforceable, the unenforceable provision shall be deemed deleted and the validity and enforceability of the remaining provisions shall not be affected thereby.

10.    Full Defense. This Separation Agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by Executive in breach hereof.

11.    Applicable Law. The validity, interpretation and performance of this Separation Agreement shall be construed and interpreted according to the laws of the United States of America and the State of California. Executive consents to the jurisdiction and venue of the state or federal courts in San Diego, California in any action, suit, or proceeding arising out of or relating to this Agreement.

12.    Entire Agreement; Modification. This Separation Agreement, including the surviving provisions of Company’s Proprietary Information and Invention Agreement previously executed by Executive, is intended to be the entire agreement between the parties and supersedes and cancels any and all other and prior agreements, written or oral, between the parties regarding this subject matter. This Separation Agreement may be amended only by a written instrument executed by all parties hereto.

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